I

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material under §240.14a-12

Coherus BioSciences, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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COHERUS BIOSCIENCES, INC.

333 Twin Dolphin Drive, Suite 600

Redwood City, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2020

To the Stockholders of Coherus BioSciences, Inc.:

The 2020 Annual Meeting of Stockholders, or the 2020 Annual Meeting, of Coherus BioSciences, Inc., a Delaware corporation, or the Company, will be held on May 22, 2020 at 2:00 p.m. local time. In light of the coronavirus/COVID-19 outbreak and governmental decrees that in-person gatherings be postponed or cancelled, and in the best interests of public health and the health and safety of our Board of Directors, employees and stockholders, we are holding a virtual-only meeting. Stockholders can attend the meeting via the internet at www.virtualshareholdermeeting.com/CHRS2020 by using the 16-digit control number that appears on the enclosed proxy card (printed in the box and marked by the arrow) and the instructions accompanying these proxy materials.

The 2020 Annual Meeting will be held for the following purposes:

1.	To elect three Class III directors to hold office until the 2023 Annual Meeting of Stockholders or until their successors are elected;
2.

To ratify the selection, by the Audit Committee of our Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020;

3.	To hold a vote on a non-binding, advisory resolution approving the compensation of the Company’s named executive officers (a “Say-on-Pay” vote); and
4.	To transact such other business as may properly come before the 2020 Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders who owned the Company’s common stock at the close of business on March 31, 2020 may vote at the 2020 Annual Meeting or any adjournments or postponements that take place.

We have elected to provide our proxy materials to our stockholders over the Internet as permitted by the rules of the U.S. Securities and Exchange Commission. As a result, we are mailing most of our stockholders a paper copy of the Notice of Internet Availability of Proxy Materials, or the Notice, but not a paper copy of our proxy statement and our 2019 Annual Report to Stockholders. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2019 Annual Report to Stockholders and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

You are cordially invited to attend the virtual 2020 Annual Meeting via the internet. Whether or not you plan to attend the 2020 Annual Meeting, please vote as soon as possible. You may vote over the Internet or by a toll-free telephone number. If, however, you requested to receive paper proxy materials, then you may vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided. Please note that any stockholder attending the virtual 2020 Annual Meeting may vote at the meeting, even if the stockholder has already returned a proxy card or voting instruction card.

Our Board of Directors recommends that you vote “FOR” the election of its director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and “FOR” a non-binding, advisory resolution to approve the compensation of our named executive officers.

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By Order of the Board of Directors:

/s/ Jean-Frédéric Viret
Jean-Frédéric Viret, Ph.D. Chief Financial Officer

Redwood City, California

April 6, 2020

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TABLE OF CONTENTS

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COHERUS BIOSCIENCES, INC.
333 Twin Dolphin Drive, Suite 600
Redwood City, California 94065

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2020

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2020

This proxy statement and our 2019 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are available at our website at www.coherus.com and at www.proxyvote.com.

QUESTIONS AND ANSWERS REGARDING THE PROXY MATERIALS AND THE VOTING PROCESS

Why am I receiving these proxy materials?

We have made these proxy materials available to you on the Internet or, upon your request, have delivered paper proxy materials to you, because the Board of Directors of Coherus BioSciences, Inc., or the Company, is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders, or the 2020 Annual Meeting, or any adjournments or postponements that take place. The 2020 Annual Meeting will be held on May 22, 2020 at 2:00 p.m. local time, virtually at www.virtualshareholdermeeting.com/CHRS2020. There will be no physical meeting location. The meeting will only be conducted via an audio webcast. As a stockholder, you are invited to attend the 2020 Annual Meeting and are requested to vote on the proposals described in this proxy statement. However, you do not need to attend the 2020 Annual Meeting to vote.

What is included in the proxy materials?

The proxy materials include:

•

This proxy statement, which includes information regarding the proposals to be voted on at the 2020 Annual Meeting, the voting process, corporate governance, the compensation of our directors and named executive officers, and other required information;

•	Our 2019 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and
•	The proxy card or a voting instruction card for the 2020 Annual Meeting.

The proxy materials are being mailed or made available to stockholders on or about April 6, 2020.

Why did I receive a Notice of Internet Availability of Proxy Materials, or the Notice, in the mail instead of a complete set of paper proxy materials?

We have elected to provide our proxy materials to our stockholders over the Internet as permitted by the rules of the U.S. Securities and Exchange Commission, or SEC. As a result, we are mailing most of our stockholders a paper copy of the Notice, but not a paper copy of the proxy materials. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet, and how to request a paper copy of the proxy materials. All stockholders who have previously elected to receive a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail until the stockholder terminates such election.

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Why did I receive a complete set of paper proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of the Notice. If you would like to reduce the environmental impact and the costs incurred by us in printing and distributing the proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card.

Who can vote at the 2020 Annual Meeting?

Only stockholders of record at the close of business on March 31, 2020 will be entitled to vote at the 2020 Annual Meeting. On this record date, there were 70,882,994 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on March 31, 2020, your shares were registered directly in your name with our transfer agent, Equiniti Trust Company Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote at the virtual 2020 Annual Meeting or vote by proxy. Whether or not you plan to attend the 2020 Annual Meeting, please vote as soon as possible by completing and returning the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, at the close of business on March 31, 2020, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2020 Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent how to vote the shares in your account. You are also invited to attend the 2020 Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares at the virtual 2020 Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What proposals are scheduled for a vote?

There are three proposals scheduled for a vote at the 2020 Annual Meeting:

•	Proposal No. 1–To elect three Class III directors to hold office until the 2023 Annual Meeting of Stockholders or until their successors are elected;
•

Proposal No. 2–To ratify the selection, by the Audit Committee of our Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020; and

•	Proposal No. 3–To hold a vote on a non-binding, advisory resolution approving the compensation of the Company’s named executive officers (a “Say-on-Pay” vote).

How do I vote?

For Proposal No. 1, you may either vote “FOR” all nominees to our Board of Directors or you may “WITHHOLD” your vote for any nominee you specify. For Proposal No. 2 and Proposal No. 3, you may either vote “FOR” or “AGAINST” or you may abstain from voting.

The procedures for voting are as follows:

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Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the virtual 2020 Annual Meeting or vote by proxy by telephone or Internet or by mail. Whether or not you plan to attend the 2020 Annual Meeting, please vote as soon as possible to ensure your vote is counted. You may still attend the 2020 Annual Meeting and vote by following the instructions described below even if you have already voted by proxy.

•

To vote by attending the virtual 2020 Annual Meeting. You may vote your shares at www.virtualshareholdermeeting.com/CHRS2020 during the 2020 Annual Meeting. You will need the 16-digit control number which appears on the enclosed proxy card (printed in the box and marked by the arrow) and the instructions accompanying these proxy materials. For additional details on the virtual meeting, please see page [4] of this proxy statement.

•

To vote by proxy by telephone or Internet. If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received paper proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

•

To vote by proxy by mail. If you received paper proxy materials, you may submit your proxy by mail by completing and signing your proxy card and mailing it in the enclosed envelope. Your shares will be voted as you have instructed.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or other agent. To vote at the virtual 2020 Annual Meeting, you must obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

Can I vote my shares by completing and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by telephone, by Internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a vote at the 2020 Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of the Company’s common stock you own as of March 31, 2020.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of each nominee for director (Proposal No. 1); “FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020 (Proposal No. 2); and “FOR” the non-binding, advisory resolution to approve the compensation of the Company’s named executive officers (Proposal No. 3). If any other matter is properly presented at the 2020 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication.

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Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the 2020 Annual Meeting. If you are the stockholder of record of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.
•

You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065.

•	You may attend the virtual 2020 Annual Meeting and vote at the meeting by following the instructions described above. Simply attending the 2020 Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or other agent, you should follow the instructions provided by your broker or agent.

How do I attend the virtual 2020 Annual Meeting?

The live audio webcast of the 2020 Annual Meeting will begin promptly at 2:00 p.m. local time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the 2020 Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.

To attend the 2020 Annual Meeting, stockholders will need to log-in to www.virtualshareholdermeeting.com/CHRS2020 using the 16-digit control number on the proxy card or voting instruction form.

Can I submit questions [prior to or] at the virtual 2020 Annual Meeting?

Stockholders may submit questions and vote on the day of, or during, the 2020 Annual Meeting on www.virtualshareholdermeeting.com/CHRS2020. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your proxy card or voting instruction form to submit questions and vote at our 2020 Annual Meeting. We intend to answer questions submitted during the meeting that are pertinent to the Company and the items being brought before stockholder vote at the 2020 Annual Meeting, as time permits, and in accordance with the Rules of Conduct for the 2020 Annual Meeting. Answers to any questions not addressed during the meeting will be posted following the meeting on our website at http://investors.coherus.com. Questions and answers will be grouped by topic and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources and ensure all stockholder questions are able to be addressed, we will respond to no more than two questions from a single stockholder.

Is technical assistance provided before and during the virtual 2020 Annual Meeting?

Beginning 15 minutes prior to the start of and during the virtual 2020 Annual Meeting, we will have support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, you should call our support team at:

800 586 1548 (U.S. Domestic Toll Free)

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303 562 9288 (International)

These numbers will not be able to help with procuring your 16-digit control number to gain access to the meeting. Control numbers can be found in your proxy materials or requested through your bank or broker.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present in person, or by remote communication, if applicable, or represented by proxy at the 2020 Annual Meeting. Shares are considered present “in person” if voted by the holder of those shares or by proxy during the 2020 Annual Meeting. On the record date, there were 70,882,994 shares outstanding and entitled to vote. Accordingly, the holders of 35,441,498 shares must be present at the 2020 Annual Meeting or represented by proxy to have a quorum. Your shares will be counted toward the quorum at the 2020 Annual Meeting only if you vote at the meeting, or you submit a valid proxy vote.

Abstentions and broker non-votes (as described below) will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or the holders of a majority of shares entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy may adjourn the 2020 Annual Meeting to another date.

How are votes counted?

Votes will be counted by the Inspector of Elections appointed for the 2020 Annual Meeting. The Inspector of Elections will separately count:

•	“FOR,” “WITHHOLD” and broker non-votes for Proposal No. 1 (the election of directors);
•

“FOR” and “AGAINST” votes, abstentions and, if any, broker non-votes for Proposal No. 2 (the ratification of the selection of Ernst & Young LLP as the independent registered accounting firm of the Company for the fiscal year ending December 31, 2020); and

•	“FOR” and “AGAINST” votes, abstentions and broker non-votes for Proposal No. 3 (the non-binding, advisory resolution to approve the compensation of the Company’s named executive officers).

If your shares are held by your broker or other agent as your nominee (that is, held beneficially in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker or other agent to vote your shares. If you do not give voting instructions to your broker or other agent, your broker or other agent can only vote your shares with respect to “routine” matters (as described below).

What are “broker non-votes”?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Proposal No. 1 to elect directors and Proposal No. 3 to vote on the non-binding, advisory resolution to approve the compensation of the Company’s named executive officers are “non-routine” matters, but Proposal No. 2 to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2020 is a “routine” matter. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1 and Proposal No. 3. Broker non-votes will not be counted toward the vote total for any proposal at the 2020 Annual Meeting.

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How many votes are needed to approve each proposal?

•

Proposal No. 1–To elect three Class III directors to hold office until the 2023 annual meeting of the Company’s stockholders or until their successors are elected. The three nominees receiving the most “FOR” votes (from the votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Broker non-votes will not be counted towards the vote total for this proposal.

•

Proposal No. 2–To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020. “FOR” votes from the holders of a majority of the shares cast (excluding abstentions and broker non-votes) are required to approve this proposal. Because Proposal No. 2 is considered a “routine” matter, no broker non-votes are expected in connection with this proposal.

•

Proposal No. 3–A non-binding, advisory resolution approving the compensation of the Company’s named executive officers. “FOR” votes from the holders of a majority of the shares cast (excluding abstentions and broker non‑votes) are required to approve this proposal. Broker non-votes will not be counted towards the vote total for this proposal.

How can I find out the results of the voting at the 2020 Annual Meeting?

We will disclose final voting results in a Current Report on Form 8-K filed with the SEC within four business days after the 2020 Annual Meeting. If final voting results are unavailable at that time, then we intend to file a Current Report on Form 8-K to disclose preliminary voting results and file an amended Current Report on Form 8-K within four business days after the date the final voting results are available.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in the proxy materials for the 2021 annual meeting of the Company’s stockholders, your proposal must be submitted in writing by December 7, 2020, to the Company’s Corporate Secretary at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065. However, if the meeting is not held between April 22, 2021 and June 21, 2021, then the deadline will be a reasonable time before we begin to print and mail our proxy materials for that meeting.

If you wish to submit a proposal before the stockholders or nominate a director at the 2021 annual meeting of the Company’s stockholders, but you are not requesting that your proposal or nomination be included in the proxy materials for that meeting, then you must follow the procedures set forth in our bylaws and, among other things, notify the Company’s Corporate Secretary in writing between January 22, 2021 and February 21, 2021. However, if the date of the 2021 annual meeting of the Company’s stockholders is more than 30 days before or more than 60 days after May 22, 2021, then you must give notice not later than the 90th day prior to that meeting or, if later, the 10th day following the day on which public disclosure of that annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Except as otherwise provided by law, vacancies on the Board of Directors may be filled only by individuals elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a particular class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Our Board of Directors currently consists of eight directors divided into the three following classes:

•	The Class I directors are Christos Richards and V. Bryan Lawlis, Ph.D., and their terms will expire at the 2021 annual meeting of the Company’s stockholders;
•	The Class II directors are Samuel Nussbaum, M.D., Mary T. Szela and Ali J. Satvat, and their terms will expire at the 2022 annual meeting of the Company’s stockholders; and
•	The Class III directors are Dennis M. Lanfear, Mats Wahlström and James I. Healy, M.D., Ph.D., and their terms expire at the 2020 Annual Meeting.

Our current Class III directors, Dennis M. Lanfear, Mats Wahlström and James I. Healy, M.D., Ph.D., have been nominated to serve as Class III directors and have agreed to stand for election. If the nominees for Class III are elected at the 2020 Annual Meeting, then each nominee will serve for a three-year term expiring at the 2023 annual meeting of the Company’s stockholders, or until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

Our directors are elected by a plurality of the votes cast. If a choice is specified on the proxy card by a stockholder, the shares will be voted as specified. If a choice is not specified on the proxy card, and authority to do so is not withheld, the shares will be voted “FOR” the election of the three nominees for Class III above. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by the Company’s management or the Board of Directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography and discussion of the specific attributes, qualifications, experience and skills of each nominee for director and each director whose term will continue after the 2020 Annual Meeting. Our Board of Directors and management encourage each nominee for director and each continuing director to attend the 2020 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE THREE CLASS III NOMINEES FOR DIRECTOR.

CLASS I DIRECTORS – To continue in office until the 2021 annual meeting of the Company’s stockholders

Christos Richards, age 62, has served as a member of our Board of Directors since March 2011. Mr. Richards has served as consultant at Spencer Stuart, a global leader in executive search, board services and leadership consulting, since October 2019. Prior to that, he was a partner at Catalyst Advisors, LLC, an executive search firm, from January 2014 to October 2019. From October 1998 to January 2014, Mr. Richards held positions of increasing responsibility at Levin & Company, Inc., an executive search and consulting firm. From January 2009 to January 2014, Mr. Richards served as Chief Executive Officer of Levin & Company, Inc. Mr. Richards served as a Principal of Stanton Chase International from July 1996 to October 1998. From 1987 to July 1996, Mr. Richards founded and served as Chief Executive Officer of Career Connection/Nexium Inc. Mr. Richards was educated in Switzerland and is fluent in German and Swiss German. Mr. Richards brings to the board experience in the recruitment of numerous executive level professionals, including a diverse range of C-level and VP-level executives. We believe Mr. Richards is qualified to serve on our Board of Directors based on his extensive senior management experience and expertise.

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V. Bryan Lawlis, Ph.D., age 68, has served on our Board of Directors since May 2014 and has also served as the Chairman of our Scientific Advisory Board from November 2012 through June 2016. He currently serves as the Science Director for our Board of Directors. He served as the President and Chief Executive Officer of Itero Biopharmaceuticals, LLC, a privately held limited liability holding company which has held the assets of Itero Biopharmaceuticals, Inc., or Itero Biopharmaceuticals, from August 2011 until its dissolution in 2017. Dr. Lawlis co-founded and served as President and Chief Executive Officer of Itero Biopharmaceuticals, from 2006 until it discontinued operations in August 2011. Prior to that, he served as President and Chief Executive Officer of Aradigm Corporation, a pharmaceutical company, from August 2004, and served on its board of directors from February 2005, continuing in both capacities until August 2006. Dr. Lawlis served as Aradigm Corporation’s President from June 2003 to August 2004 and as its Chief Operating Officer from November 2001 to June 2003. Previously, Dr. Lawlis co-founded Covance Biotechnology Services, Inc., a contract biopharmaceutical manufacturing company, served as its President and Chief Executive Officer from 1996 to 1999, and served as Chairman from 1999 to 2001 when it was sold to Diosyth RTP, Inc., a division of Akzo Nobel, NV. From 1981 to 1996, Dr. Lawlis was employed at Genencor, Inc., a biotechnology company, and Genentech. His last position at Genentech was Vice President of Process Sciences. Dr. Lawlis has served on the boards of directors of three privately held companies, Reform Biologics, LLC since February 2014 and AbSci LLC since April 2016. He has also served on the boards of directors at Sutro Biopharmaceuticals, Inc., a public biopharmaceutical company from July 2003 until June 2020, BioMarin Pharmaceutical Inc., a public biopharmaceutical company since June 2007 and Geron Corporation, a public biopharmaceutical company since March 2012 and Aeglea Biotherapeutics, Inc., a public biopharmaceutical company since July 2018. Dr. Lawlis has served as an adviser to Phoenix Venture Partners, a venture capital firm focused on manufacturing technologies, since September 2015. Dr. Lawlis holds a B.A. in Microbiology from the University of Texas at Austin and a Ph.D. in Biochemistry from Washington State University. We believe Dr. Lawlis is qualified to serve on our Board of Directors due to his longtime involvement in the biotechnology industry and extensive service as a director or officer of other life sciences companies.

CLASS II DIRECTORS – To continue in office until the 2022 annual meeting of the Company’s stockholders

Samuel Nussbaum, M.D., age 71, has served on our Board of Directors since March 2018. Dr. Nussbaum currently serves as a Strategic Consultant to EBG Advisors and a Senior Advisor to Sandbox Industries and to the Ontario Teachers’ Pension Plan. Dr. Nussbaum is a Professor of Clinical Medicine at Washington University School of Medicine, an adjunct professor at the Olin School of Business, Washington University and a Senior Fellow at the USC Schaeffer Center for Health Policy and Economics. From 2000 until 2016, Dr. Nussbaum served as Executive Vice President, Clinical Health Policy, and Chief Medical Officer for Anthem. Dr. Nussbaum received his B.A. from New York University and his M.D. from Mount Sinai School of Medicine. He trained in internal medicine at Stanford University and Massachusetts General Hospital and in endocrinology at Harvard Medical School and Massachusetts General Hospital.  We believe Dr. Nussbaum is qualified to serve on our Board of Directors based on his extensive experience in the health care industry.

Mary T. Szela, age 56, has served as a member of our Board of Directors since July 2014. In January 2018, Ms. Szela was named Chief Executive Officer and President of Surefire Medical, Inc. (TriSalus LifeSciences) and currently serves on its board of directors. Mats L. Wahlström, a member of our Board of Directors, currently serves as Chairman of Surefire Medical, Inc. (TriSalus LifeSciences). From January 2016 to November 2016, Ms. Szela served as Chief Executive Officer of Aegerion Pharmaceuticals, Inc. and served on its board of directors. In November 2016, Aegerion Pharmaceuticals, Inc. merged with QLT Inc. to form Novelion Therapeutics Inc., where, until November 2017, Ms. Szela served as Chief Executive Officer and as a member of its board of directors. Ms. Szela served as the Chief Executive Officer of Melinta Therapeutics, Inc., an antibiotic development company, from April 2013 to August 2015. She has also served on the board of directors of Alimera Sciences, Inc. since June 2018, Kura Oncology, Inc. since October 2018, Melinta from January 2013 to August 2015, Receptos, Inc. from June 2014 to July 2015, Novo Nordisk from March 2014 to March 2017 and Suneva Medical, Inc. from July 2012 to 2017. Previously, Ms. Szela joined Abbott Laboratories in 1987 and held several leadership positions, including Senior Vice President of Global Strategic Marketing from January 2010 to May 2012 and Senior Vice President of U.S. Pharmaceuticals from September 2008 to December 2009. Prior to Abbott, Ms. Szela worked for the University of Illinois Hospital. Ms. Szela earned a B.S. in Nursing and an M.B.A. from the University of Illinois at Chicago. We believe Ms. Szela is qualified to serve on our Board of Directors because of her extensive management experience and expertise in pharmaceutical company operations.

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Ali J. Satvat, age 42, has served as a member of our Board of Directors since May 2014. Mr. Satvat joined KKR in January 2012 and is a Partner, Co-Head of the Health Care industry team within KKR’s Americas Private Equity platform and Head of KKR Health Care Strategic Growth. Mr. Satvat is a member of the Investment Committee and the Portfolio Management Committee for KKR’s Americas Private Equity platform and chairs the Investment Committee and the Portfolio Management Committee for KKR Health Care Strategic Growth. Mr. Satvat has served as a member of the boards of directors of various private and public companies, including BridgeBio Pharma, Inc. since March 2016, Eidos Therapeutics, Inc. since June 2018 and PRA Health Sciences, Inc. from September 2013 to April 2018. Prior to joining KKR, Mr. Satvat was a Principal with Apax Partners, where he invested in health care from 2006 to 2012. Previously, Mr. Satvat held various positions with Johnson & Johnson Development Corporation, Audax Group and The Blackstone Group. Mr. Satvat holds an A.B. in History and Science from Harvard College and an M.B.A. in Health Care Management and Entrepreneurial Management from the Wharton School of the University of Pennsylvania. Mr. Satvat also serves on the board of directors of the Healthcare Private Equity Association. We believe Mr. Satvat is qualified to serve on our Board of Directors based on his extensive investment experience in the health care industry.

CLASS III NOMINEES FOR DIRECTORS – To be elected for a three-year term expiring at the 2023 annual meeting of the Company’s stockholders

Dennis M. Lanfear, age 64, is our co-founder and has served as our President and Chief Executive Officer and as a member of our Board of Directors since our inception in September 2010. Mr. Lanfear previously was President of InteKrin Therapeutics Inc., a biopharmaceutical company, from 2005 to May 2010. Prior to that, Mr. Lanfear served in various senior leadership roles at Amgen Inc., a biopharmaceutical company from 1986 to 1999. While at Amgen, Mr. Lanfear had key leadership positions in the Process Development department, which under his management became an area of key strategic advantage for Amgen. Mr. Lanfear has also held senior leadership roles in several product development programs including those for growth factors, somatotrophins and neurotrophins and directed efforts from preclinical studies to Phase 3 clinical trials at Amgen. Mr. Lanfear holds B.S. degrees in Chemical Engineering and Biochemistry from Michigan State University and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles. We believe Mr. Lanfear is qualified to serve on our Board of Directors because of his background and various leadership roles in the biopharmaceutical field.

Mats Wahlström, age 65, has served as a member of our Board of Directors since January 2012. He currently serves as the Executive Chairman of KMG Capital Partners, LLC, where he has been a senior leader since April 2012, Chairman of Triomed AB since October 2016, Chairman of Surefire Medical, Inc. (DBA TriSalus Life Sciences) since January 2017 and Chairman of Caduceus Medical Holdings, Inc. since August 2010. He has served on the boards of directors of Alteco Medical AB since October 2012, Empirican Group, Inc. since July 2016 and PCI | HealthDev since August 2010. He served as a director of Health Grades, Inc., a Nasdaq-listed healthcare ratings company, from March 2009 through its sale to a private equity firm in October 2010, a director of Getinge AB, a Swedish stock exchange-listed medical device company, from March 2012 to March 2017 and as a director of Zynex Inc., an over-the-counter medical device manufacturer, from October 2010 through January 2014. From January 2004 to December 2009, Mr. Wahlström served as co-CEO of Fresenius Medical Care North America and a member of the management board at Fresenius Medical Care AG & Co. KGaA. From November 2002 to December 2009, he served as President and CEO of Fresenius Medical Services, which operated more than 1,700 dialysis clinics in the U.S. Prior to joining Fresenius Medical Care in 2002, he held various positions at Gambro AB in Sweden, including President of Gambro North America and Chief Executive Officer of Gambro Healthcare Inc. as well as Chief Financial Officer of the Gambro Group. Mr. Wahlström has a B.S. degree in Economics and Business Administration from University of Lund, Sweden. We believe Mr. Wahlström is qualified to serve on our Board of Directors because of his extensive management and director experience in the life sciences and healthcare sectors.

James I. Healy, M.D., Ph.D., age 55, has been a member of our Board of Directors since February 2014. Dr. Healy has been a General Partner of Sofinnova Investments (formerly Sofinnova Ventures, Inc.), a venture capital firm, since June 2000. Prior to this, Dr. Healy held various positions at Sanderling Ventures, Bayer Healthcare Pharmaceuticals (as successor to Miles Laboratories) and ISTA Pharmaceuticals, Inc. Dr. Healy is currently on the board of directors of Ascendis Pharma A/S, NuCana plc, Karuna Therapeutics, Inc., Natera, Inc., ObsEva SA, Y-mAbs Therapeutics, Inc. and two private companies. Previously, he served as a board member of Amarin Corporation, Auris Medical Holding AG, Edge Therapeutics, Inc., Hyperion Therapeutics, Inc., InterMune, Inc.,

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Iterum Therapeutics plc, Anthera Pharmaceuticals, Inc., Durata Therapeutics, Inc., CoTherix, Inc., Movetis NV and several private companies. In 2011, Dr. Healy won the IBF Risk Innovator Award and was named as one of the industry’s top leading Life Science investors in 2013 by Forbes Magazine. Dr. Healy holds an M.D. and a Ph.D. in Immunology from the Stanford University School of Medicine and holds a B.A. in Molecular Biology and a B.A. in Scandinavian Studies from the University of California, Berkeley. He was previously a Director on the Board of the National Venture Capital Association (NVCA) and the Board of the Biotechnology Industry Organization (BIO). We believe Dr. Healy is qualified to serve as a director due to his significant medical background, extensive experience investing and working in the life science industry and his extensive service on the boards of directors of other life sciences companies.

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PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young LLP, or EY, as our independent registered public accounting firm for the fiscal year ending December 31, 2020, and is seeking ratification of such selection by our stockholders at the 2020 Annual Meeting. EY has audited our financial statements for the fiscal years ended December 31, 2019 and 2018. Representatives of EY are expected to be present at the 2020 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of EY as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain EY. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of a majority of the shares cast at the 2020 Annual Meeting will be required to ratify the selection of EY.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 2.

The following information sets out the fees for professional services rendered by EY, during the fiscal years 2019 and 2018:

	Year Ended December 31,
	2019	2018

Audit Fees(1)	$1,690,013	$1,865,305
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	2,000	1,190
Total All Fees	$1,692,013	$1,866,495

(1)

This category consists of fees for professional services for the audit of the Company’s 2019 and 2018 annual financial statements, the review of quarterly financial statements, and for services that are normally provided by the independent registered public accounting firm in connection with other statutory and regulatory filings or engagements in the years ended December 31, 2019 or 2018.

(2)

This category consists of fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and that are not reported under the Audit Fees category. We did not incur any fees in this category in the years ended December 31, 2019 or 2018.

(3)

This category consists of fees for professional services rendered for tax compliance, tax advice and tax planning. We did not incur any fees in this category in the years ended December 31, 2019 or 2018.

(4)

This category consists of fees for any other products and professional services provided by the independent registered public accounting firm and includes subscription fees for access to on-line library of accounting research literature.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by the independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and available at http://investors.coherus.com. The Audit Committee has considered the role of EY in providing audit and audit-related services to the Company and has concluded that such services are compatible with EY’s role as the Company’s independent registered public accounting firm.

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PROPOSAL NO. 3

NON-BINDING, ADVISORY TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on a non-binding basis, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules, commonly known as a “say-on-pay” vote.  Accordingly, we are seeking a non-binding, advisory vote to approve the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” section of this proxy statement and the compensation tables and accompanying narrative disclosure that follow.

Our Compensation Committee and Board of Directors believe that the information provided in the “Compensation Discussion and Analysis” section of this proxy statement, compensation tables and accompanying narrative disclosure demonstrates that our executive compensation program is designed appropriately, emphasizes pay for performance and aligns management’s interests with our stockholders’ interests to support long-term value creation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

RESOLVED, that stockholders of Coherus BioSciences, Inc. approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis,” compensation tables and the accompanying narrative disclosure of this proxy statement.

While the vote on this resolution is advisory and not binding on us, our Compensation Committee or Board of Directors, our Compensation Committee and Board of Directors values thoughtful input from stockholders and will consider the outcome of the vote on this resolution when considering future executive compensation decisions. Our Board of Directors has adopted a policy of providing for triennial advisory votes from stockholders on named executive compensation. Unless our Board of Directors modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2023 annual meeting of the Company’s stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE, ON A NON-BINDING, ADVISORY BASIS, FOR THE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://investors.coherus.com.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2019. The Audit Committee has discussed with EY, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 61, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board, or PCAOB. In addition, the Audit Committee has discussed with EY their independence, and received from EY the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the Audit Committee discussed with EY, with and without management present, the scope and results of EY’s audit of the financial statements for the fiscal year ended December 31, 2019.

Based on these reviews and discussions, the Audit Committee has recommended to our Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Audit Committee

Mats Wahlström

James I. Healy, M.D., Ph.D.

Ali J. Satvat

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CORPORATE GOVERNANCE

Board Composition

Director Independence

Our Board of Directors currently consists of eight members. Our Board of Directors has determined that all of our directors, as well as each individual nominated by our Board of Directors for election to our Board of Directors at the 2020 Annual Meeting, other than Messrs. Lanfear and Richards, qualify as “independent” directors in accordance with the Nasdaq listing requirements. Mr. Lanfear is not considered independent because he is an employee of our company. Mr. Richards is not considered independent because he has served as an executive officer of Catalyst Advisors, LP, which provided executive search services to us.

The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As described more fully below, the Board of Directors has also determined that each current member of the Compensation Committee, and each current member of the Audit Committee and the Nominating and Corporate Governance Committee, as well as each director and director nominee that we expect to serve on such committees after the 2020 Annual Meeting, meets the independence standards applicable to those committees prescribed by Nasdaq and the SEC.

Classified Board of Directors

In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

Leadership Structure of the Board of Directors

Our amended and restated bylaws and corporate governance guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board of Directors and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. Mr. Lanfear currently serves as the Chairman of the Board of Directors and Mr. Wahlström currently serves as the lead independent director of the Board of Directors. All of our directors are encouraged to make suggestions for Board of Director’s agenda items of pre-meeting materials. In addition, in his role as lead independent director, Mr. Wahlström presides over the executive sessions of the Board of Directors in which Mr. Lanfear, as the Chief Executive Officer, does not participate and serves as a liaison to management on behalf of the independent members of the Board of Directors.

Our Board of Directors has concluded that our current leadership structure is appropriate at this time. However, our Board of Directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of the Board of Directors in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular

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management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board of Directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.

Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through our Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures and considers and approves or disapproves any related-persons transactions. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of the Board of Directors and Committees

During 2019, the Board of Directors met four times, the Audit Committee met eight times, the Compensation Committee met seven times and the Nominating and Corporate Governance Committee met once. In that year, each director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served which occurred while such director was a member of the Board of Directors and such committees. As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	appoints our independent registered public accounting firm;
•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;
•	determines the engagement of the independent registered public accounting firm;
•	reviews and approves the scope of the annual audit and the audit fee;
•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•	approves the retention of the independent registered public accounting firm to perform any proposed permissible audit and non-audit services;
•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;
•

is responsible for reviewing our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates; and

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•	reviews the Audit Committee charter and the Audit Committee’s performance.

The current members of our Audit Committee are Mats Wahlström, James I. Healy, M.D., Ph.D. and Ali J. Satvat. Mr. Wahlström serves as the Chair of the Audit Committee. After the 2020 Annual Meeting, and subject to election by our stockholders in the case of Dr. Healy and Mr. Wahlström, we expect that our Audit Committee will be composed of Mr. Wahlström, as Chair, Dr. Healy and Mr. Satvat.

Each of the current members of our Audit Committee, as well as the expected members of our Audit Committee after the 2020 Annual Meeting, meets or will meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board of Directors has determined that Mr. Wahlström is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the Audit Committee must also meet heightened independence standards. Our Board of Directors has determined that each of Messrs. Wahlström and Satvat and Dr. Healy are independent under the heightened independence standards under the applicable rules of Nasdaq. Our Audit Committee has been established in accordance with the rules and regulations of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available to security holders on the Company’s website at http://investors.coherus.com.

Compensation Committee

Our Compensation Committee reviews and approves or recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves or recommends corporate goals and objectives relevant to compensation of our President and Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and approves or recommends to our Board of Directors the compensation of these officers based on such evaluations. The Compensation Committee also approves or recommends to our Board of Directors the grant of stock options and other awards under our stock plans. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter. The current members of our Compensation Committee are V. Bryan Lawlis, Ph.D., Samuel Nussbaum, M.D. and Mary T. Szela. Ms. Szela serves as the Chair of the Compensation Committee. After the 2020 Annual Meeting, we expect that our Compensation Committee will be composed of Ms. Szela, as Chair, and Drs. Lawlis and Nussbaum.

Each of the current members of our Compensation Committee, as well as the expected members of our Compensation Committee after the 2020 Annual Meeting, is or will be an independent under the applicable rules and regulations of Nasdaq, and is or will be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Compensation Committee charter is available to security holders on the Company’s website at http://investors.coherus.com.

Our Compensation Committee has retained Radford, Inc., or Radford, a nationally recognized compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the Compensation Committee in developing appropriate incentive plans for our executives on an annual basis, to provide the Compensation Committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Radford reports directly to the Compensation Committee and does not provide any non-compensation-related services to us. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Radford addressed each of the six independence factors established by the SEC and Nasdaq with our Compensation Committee. Its responses affirmed the independence of Radford on executive compensation matters. Based on this assessment, our Compensation Committee determined that the engagement of Radford does not raise any conflicts of interest or similar concerns. In addition, our Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for our Compensation Committee does not raise any conflicts of interest.

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Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board of Directors concerning governance matters. The current members of our Nominating and Corporate Governance Committee are Mats Wahlström, V. Bryan Lawlis and Mary T. Szela. Dr. Lawlis serves as the Chair of the Nominating and Corporate Governance Committee. After the 2020 Annual Meeting, and subject to election by our stockholders in the case of Mr. Wahlström, we expect that our Nominating and Corporate Governance Committee will be composed of Dr. Lawlis, as Chair, Mr. Wahlström and Ms. Szela.

Each of the current members of our Nominating and Corporate Governance Committee, as well as the expected members of our Nominating and Corporate Governance Committee after the 2020 Annual Meeting, is or will be an “independent director” under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence. Following the 2020 Annual Meeting, we will continue to comply with Nasdaq’s rules regarding independent director oversight of director nominations under either Nasdaq Rule 5605(e)(1)(A) or 5605(e)(1)(B). The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Nominating and Corporate Governance Committee charter is available to security holders on the Company’s website at http://investors.coherus.com.

The Nominating and Corporate Governance Committee will consider individuals who are properly proposed by stockholders to serve on the Board of Directors in accordance with laws and regulations established by the SEC and the Nasdaq listing requirements, our bylaws and applicable corporate law, and make recommendations to the Board of Directors regarding such individuals based on the established criteria for members of our Board of Directors. The Nominating and Corporate Governance Committee may consider in the future whether we should adopt a more formal policy regarding stockholder nominations.

For a stockholder to make any nomination for election to the Board of Directors at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065.

Board Diversity

Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board of Directors, on an annual basis, the appropriate characteristics, skills and experience required for the Board of Directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity;

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•	ethics and values;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience in the industries in which we compete;
•	experience as a board member or executive officer of another publicly held company;
•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;
•	conflicts of interest; and
•	practical and mature business judgment.

Currently, our Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at http://investors.coherus.com. We will disclose any substantive amendments to the code of business conduct and ethics, or any waiver of its provisions, on our website. The reference to our website does not constitute incorporation by reference of the information contained at or available through our website.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law.

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions

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and indemnification agreements are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage. To the extent the indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Director Attendance at Annual Meetings

Our Board of Directors has a policy of encouraging director attendance at our annual meetings of stockholders, but attendance is not mandatory. Our Board of Directors and management team encourage all of our directors to attend the 2020 Annual Meeting. Our Chief Executive Officer and Chairman of the Board of Directors, Dennis M. Lanfear, and our director Dr. Samuel Nussbaum attended our 2019 Annual Meeting.

Stockholder Communications with the Board of Directors

A stockholder may communicate with the Board of Directors, or an individual director, by sending written correspondence to the Company’s Corporate Secretary at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065. The Corporate Secretary will review such correspondence and forward it to the Board of Directors, or an individual director, as appropriate.

Compensation Committee Interlocks and Insider Participation

During 2019, our Compensation Committee consisted of James I. Healy, M.D., Ph.D., V. Bryan Lawlis, Ph.D. and Mary T. Szela. Dr. Healy served as the Chair of the Compensation Committee. None of the members of our Compensation Committee have at any time been one of our officers or employees. None of our executive officers currently serves, or has in the past fiscal year served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2019 to which we have been a party, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Convertible Notes Offering

In February 2016, we issued and sold in a private placement $100.0 million aggregate principal amount of our 8.2% Convertible Senior Notes due 2022 (the “Convertible Notes”). Healthcare Royalty Partners III, L.P., purchased $75.0 million in aggregate principal amount of the Convertible Notes, and the remaining $25 million in aggregate principal amount was purchased by three related party investors, KKR Biosimilar L.P., MX II Associates LLC, and KMG Capital Partners, LLC. Ali J. Satvat, who is a member of our Board of Directors, is an executive of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and KKR Biosimilar L.P. is an entity affiliated with KKR. August J. Troendle, M.D., who was a member of our Board of Directors until March 2018, when he voluntarily resigned from the Board of Directors, is the Managing Member of MX II Associates, LLC. Mats Wahlström, who is a member of our Board of Directors, is the Chief Executive Officer and Chairman of KMG Capital Partners, LLC.

The Convertible Notes bear interest at a fixed coupon rate of 8.2% per annum payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, which commenced on March 31, 2016, and mature on March 31, 2022, unless earlier converted, redeemed or repurchased. If we fail to satisfy certain registration or reporting requirements, then additional interest will accrue on the Convertible Notes at a rate of up to 0.50% per annum in the aggregate. The Convertible Notes also bear a premium of 9.0% of their principal amount, which is payable when the Convertible Notes mature or are repurchased or redeemed by us.

During fiscal year 2019, the largest balance of the aggregate principal amounts outstanding of the Convertible Notes were $20.0 million, $4.0 million, and $1.0 million for KKR Biosimilar L.P., MX II Associates LLC, and KMG Capital Partners, LLC, respectively. As of March 31, 2020,  the aggregate principal amounts outstanding of the Convertible Notes were $20.0 million, $4.0 million, and $1.0 million for KKR Biosimilar L.P., MX II Associates LLC, and KMG Capital Partners, LLC, respectively. During fiscal year 2019, we paid interest expense on the Convertible Notes to KKR Biosimilar L.P., MX II Associates LLC, and KMG Capital Partners, LLC in the amounts of $1.6 million, $0.3 million and $0.1 million, respectively. Since March 31, 2016, we paid interest expense on the Convertible Notes to KKR Biosimilar L.P., MX II Associates LLC, and KMG Capital Partners, LLC in the amounts of $6.3 million, $1.2 million and $0.3 million, respectively.

Catalyst Advisors, L.P. Executive Search Services

Christos Richards, a member of our Board of Directors, has been partner at Catalyst Advisors, LLC, an executive search firm, since January 2014. We retained Catalyst in 2014 to perform executive search and recruiting services. During the year ended December 31, 2019, we recorded approximately $0.1 million in our consolidated statement of operations for services rendered by Catalyst Advisors, LLC.

Policies and Procedures for Related Party Transactions

Our Board of Directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. As provided by our Audit Committee charter, our Audit Committee will be responsible for reviewing and approving any related person transaction and in doing so will consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

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Since the adoption of this policy, we have followed all policies and procedures in reviewing, approving and ratifying related person transactions.

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NON-EMPLOYEE DIRECTOR COMPENSATION

The following table sets forth information for the year ended December 31, 2019 regarding the compensation awarded to, earned by or paid to our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
James I. Healy, Ph.D.	58,750	157,652	216,402
V. Bryan Lawlis, Ph.D.	86,250	157,652	243,902
Samuel Nussbaum, M.D.	56,250	157,652	213,902
Christos Richards	48,750	157,652	206,402
Ali J. Satvat	58,750	157,652	216,402
Mary T. Szela	68,750	157,652	226,402
Mats Wahlström	103,750	157,652	261,402

(1)

Amount represents the grant date fair value of options granted during the year ended December 31, 2019 as calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 12 to the audited consolidated financial statements included in the Annual Report on Form 10-K. As of December 31, 2019, our non-employee directors held options to purchase the aggregate number of shares of our common stock set forth in the table below.

Name	Shares Subject to Outstanding Options
James I. Healy, Ph.D.	144,994
V. Bryan Lawlis, Ph.D.	181,241
Samuel Nussbaum, M.D.	60,000
Christos Richards	134,991
Ali J. Satvat	119,997
Mary T. Szela	104,997
Mats Wahlström	254,982

Our director compensation policy (the “Director Compensation Policy”) provides for both cash retainer fees and new automatic, non-discretionary equity grants. Pursuant to the Director Compensation Policy, which was last amended in June 2019, our non-employee directors receive the following cash compensation:

•	Each non-employee director receives an annual cash retainer in the amount of $50,000 per year.
•	The lead independent director receives an additional cash retainer in the amount of $30,000 per year.
•

The chairperson of the Audit Committee receives additional cash compensation in the amount of $20,000 per year for such chairperson’s service on the Audit Committee. Each non-chairperson member of the Audit Committee receives additional cash compensation in the amount of $10,000 per year for such member’s service on the Audit Committee.

•

The chairperson of the Compensation Committee receives additional cash compensation in the amount of $15,000 per year for such chairperson’s service on the Compensation Committee. Each non-chairperson member of the Compensation Committee receives additional cash compensation in the amount of $7,500 per year for such member’s service on the Compensation Committee.

•

The chairperson of the Nominating and Corporate Governance Committee receives additional cash compensation in the amount of $10,000 per year for such chairperson’s service on the Nominating and Corporate Governance Committee. Each non-chairperson member of the Nominating and Corporate Governance Committee receives additional cash compensation in the amount of $5,000 per year for such member’s service on the Nominating and Corporate Governance Committee.

•	The Science Director, currently Dr. Lawlis, receives additional cash compensation in the amount of $20,000 per year for such director’s service.

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Under the Director Compensation Policy, we grant each non-employee director an option to purchase 40,000 shares of our common stock in connection with his or her initial appointment or election to our Board of Directors, and an option to purchase 20,000 shares of our common stock on an annual basis. The initial grant vests and becomes exercisable in substantially equal monthly installments over three years, subject to continued service on our Board of Directors. The annual grant vests and becomes exercisable in substantially equal monthly installments over one year from the date of grant, subject to continued service on the Board of Directors. Each option has an exercise price equal to the closing trading price of our common stock on the date of grant or, if the date of grant is not a trading day, the immediately preceding trading day.

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EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of March 31, 2020:

Name	Age	Position(s)
Dennis M. Lanfear	64	President, Chief Executive Officer and Chairman of the Board of Directors
Jean-Frédéric Viret, Ph.D.	54	Chief Financial Officer
Vladimir Vexler, Ph.D.	62	Chief Scientific Officer
Vincent Anicetti	65	Chief Operating Officer

Mr. Lanfear’s biographical information is set forth in “Proposal No. 1–Election of Directors” in this proxy statement.

Jean-Frédéric Viret, Ph.D. has served as the Company’s Chief Financial Officer since September 2014. Previously, Dr. Viret was Chief Financial Officer at diaDexus, Inc., a cardiovascular diagnostics company, from February 2012 to September 2014. diaDexus, Inc. filed a voluntary petition for bankruptcy in June 2016. Prior to that, Dr. Viret was Chief Financial Officer at XDx, Inc. (now CareDx, Inc.), a privately held molecular diagnostics company, from December 2009 to January 2012. From March 2009 to December 2009, Dr. Viret served as the President of JV Consulting, a private consulting firm that provided accounting, public company compliance and other financial consulting services to technology companies. Prior to that time, Dr. Viret served in various capacities at Anesiva, Inc. (previously known as Corgentech Inc.), a public biopharmaceutical company, most recently as a finance consultant from February 2009 to May 2009. Dr. Viret served as Anesiva’s Vice President and Chief Financial Officer from March 2008 to February 2009 and as its Vice President, Finance from August 2006 to February 2008. Dr. Viret held various positions in finance in Anesiva from December 2002 to August 2006 and at Tularik Inc. from March 2000 to November 2002. He held various positions in the business assurance services of PricewaterhouseCoopers LLP from September 1997 to March 2000. Dr. Viret has also served on the Board of Directors of RubrYc Therapeutics, Inc. since October 2018. Dr. Viret received a B.S. in Engineering from the Institut National Polytechnique de Lorraine, an M.B.A. from Cornell University and a Ph.D. in Plant Molecular Biology from Université Louis Pasteur (Strasbourg I). He was a visiting fellow at Harvard University and a postdoctoral fellow at the Massachusetts Institute of Technology.

Vladimir Vexler, Ph.D. serves as our Chief Scientific Officer and served as Executive Vice President of Analytical and Translational Sciences since April 2017. Dr. Vexler served as our Senior Vice President of Translational & Development Sciences since June 2016, and our Vice President, Preclinical Development since January 2013. Prior to that, Dr. Vexler was a Senior Research Leader, Biotherapeutics at Hoffman-La Roche, where he acted as Global scientific leader for nonclinical safety of biotherapeutics and chaired Roche pRED Global Biotherapeutics Safety Team since December 2009. Dr. Vexler began his career as a post-doctoral fellow at the Department of Radiology at UCSF. Dr. Vexler received his M.A. in Chemistry from Lomonosov Moscow State University and his Ph.D. from the Institute of Chemical Physics, Academy of Science, Moscow.

Vincent Anicetti has served as our Chief Operating Officer since May 2018, served as our Chief, Quality and Compliance Officer from March 2018 to May 2018 and served as our Executive Vice President of Quality and Compliance from June 2014 to March 2018. Mr. Anicetti previously served as Executive Director of Quality of Boehringer Ingelheim, a pharmaceutical company, from February 2013 to May 2014. Prior to that, from June 2006 to September 2011, Mr. Anicetti served as Vice President of Biologics Quality at Genentech, a biotechnology corporation. Prior to that, Mr. Anicetti served as Vice President of Portfolio Management and Senior Director of Regulatory Affairs at Genentech. Since August 2011, Mr. Anicetti is also an Industry Professor at the Keck Graduate Institute, a private graduate school. Mr. Anicetti has a M.S. in Biological Sciences from San Francisco State University and currently serves on the board of directors of the San Francisco State University Foundation in San Francisco, California.

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COMPENSATION DISCUSSION AND ANALYSIS

General

The following Compensation Discussion and Analysis (“CD&A”) provides information on the compensation arrangements for our named executive officers, or NEOs, and is intended to provide context for the decisions underlying the compensation paid to our NEOs in 2019. This CD&A should be read together with the compensation tables and related disclosures set forth below. Our NEOs for 2019 and their positions at the end of fiscal 2019 were as follows:

•	Dennis M. Lanfear, President and Chief Executive Officer;
•	Jean-Frédéric Viret, Ph.D., Chief Financial Officer;
•	Vincent Anicetti, Chief Operating Officer;
•	Vladimir Vexler, Ph.D., Chief Scientific Officer; and
•	Darlene P. Horton, M.D., former Chief Medical and Regulatory Affairs Officer.

Dr. Horton, our former Chief Medical and Regulatory Affairs Officer, terminated employment with us on August 31, 2019.

Executive Summary

Pay for Performance. Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance, rewarding superior performance and providing consequences for underperformance. We believe that compensation of our NEOs for fiscal year 2019 was aligned with the Company’s performance during 2019, in which we successfully launched UDENYCA®, progressed on developing a UDENYCA® on-body injector, progressed on CHS-1420, CHS-131, CHS-0214 and ophthalmology pipeline development goals, and achievement of our general corporate goals, which included specific financial, legal and organizational targeted achievements.

In order to align pay with performance, a significant portion of our NEOs’ compensation is delivered in the form of equity awards and annual cash incentives, the value of each of which depends on our actual performance. For fiscal year 2019, approximately 80% of our NEOs’ total target compensation was in the form of stock options and annual performance-based incentives, in order to focus the management team on long-term performance achievements.

2019 Compensation Highlights. Consistent with our compensation philosophy, key compensation decisions for 2019 included the following:

•

Base Salaries and Target Annual Cash Incentive Opportunities. Our Compensation Committee determined that our NEOs’ base salaries, which historically have been below the median of its peer group, would be increased approximately 9.3-13.6% for 2019 and that target bonuses would remain at their 2018 levels, in each case, other than in connection with promotions.

•

Annual Performance-Based Incentives. For 2019, our Board of Directors selected 44 corporate performance goals for our performance-based annual bonus program that were intended promote our business plan and short-term goals across nine operational areas. In early 2020, the Board of Directors determined our overall corporate achievement percentage to be 122.3%, and approved payouts under the program at 150% of target for each of our NEOs based on such achievement and in light of extraordinary efforts in 2019 on critical strategic matters, specifically launching UDENYCA® successfully and progress towards pipeline development goals. For 2019, our NEOs were provided an election to receive payouts under our annual bonus program in cash or shares of fully vested common stock.

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•

Equity-Based Long Term Incentives. In 2019, we granted approximately 67% of our NEOs’ total target compensation as equity-based compensation in the form of stock options. We believe that stock options effectively align the interests of our executives with those of our stockholders, providing significant potential upside compensation if our growth objectives are achieved while also placing a significant portion of compensation at risk if our objectives are not achieved. In the event that our executives fail to increase stockholder value over the term of their stock options, or if stockholder value remains stagnant, then our NEOs will realize no value from their stock options.

Compensation Governance and Best Practices. We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

•

Pay for performance. A significant portion of executive compensation is “at risk” based on corporate performance or equity-based in order to align the interests of our executive officers with stockholders.

•	Strong link between performance measures and strategic objectives. Performance measures for incentive compensation are linked to operating priorities designed to create long-term stockholder value.
•	Independent compensation consultant. The Compensation Committee retains an independent compensation consultant to review our executive compensation program and practices.
•	No guaranteed annual salary increases or bonuses. Our NEOs’ salary increases are based on individual evaluations, and their annual cash incentives are tied to individual and corporate performance.
•	Limited perquisites. We provide only limited perquisites or personal benefits to our NEOs, and do not consider these to be a significant component of our executive compensation program.
•	No excise tax gross-ups. We do not provide any gross-ups for excise taxes to our NEOs.
•	No hedging or pledging. We prohibit our employees and directors from hedging or pledging any Company securities.

Stockholder Advisory Vote on Executive Compensation

At our 2017 annual meeting of stockholders, our stockholders voted in a non-binding, advisory vote to approve the compensation of our named executive officers. Our compensation committee reviewed the result of this vote, and, in light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2017 proxy statement (representing over 95% of the shares cast), did not implement any significant changes to our executive compensation program as a result of the vote. At our 2016 annual meeting of stockholders, our stockholders voted in a non-binding, advisory vote in favor of having a non-binding stockholder vote on executive compensation once every three years. Consistent with the stated preference of a majority of our stockholders (representing approximately 58% of the shares cast), our next advisory vote on our named executive officers’ compensation will be held at our 2020 annual meeting, pursuant to Proposal No. 3.

Executive Compensation Objectives and Philosophy

The key objective in our executive compensation program is to attract, motivate and reward leaders with the skills and experience necessary to successfully execute on our strategic plan to maximize stockholder value. Our executive compensation program is designed to:

•	Attract and retain talented and experienced executives in a competitive and dynamic market;
•	Motivate our NEOs to help the Company achieve the best possible financial and operational results;
•	Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and
•	Align the long-term interests of our NEOs with those of our stockholders.

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We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below similarly situated executives at our peer group companies based on other factors such as experience, performance, scope of position and the competitive demand for proven executive talent, as described further below under “Determination of Executive Compensation.”

Determination of Executive Compensation

Our Compensation Committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our NEOs, other than with respect to our CEO, whose compensation is determined by the Board of Directors.

In setting executive compensation, the Compensation Committee considers a number of factors, including the recommendations of our CEO (other than with respect to himself), current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership and internal equity pay considerations. Our CEO’s recommendations are based on his evaluation of each other NEO’s individual performance and contributions, of which he has direct knowledge. Our Board of Directors makes decisions regarding our CEO’s compensation, following recommendation from the Compensation Committee.

Competitive Market Data and Independent Compensation Consultant

In order to design a competitive executive compensation program that will continue to attract top executive talent, our Compensation Committee retained Radford as an independent compensation consultant to provide a competitive review of executive compensation, including developing a peer group of public companies, reviewing our executive compensation program covering cash and equity, and analyzing peer practices. In March 2019, in consultation with Radford, our Compensation Committee selected our peer group as follows:

Aerie Pharmaceuticals	Dermira	Insmed	Puma Biotechnology
Akebia Therapeutics	Enanta Pharmaceuticals	Intercept Pharmaceuticals	Radius Health
Amicus Therapeutics	Epizyme	Momenta Pharmaceuticals	Repligen
bluebird bio	Halozyme Therapeutics	Portola Pharmaceuticals	Utragenyx Pharmaceutical
Clovis Oncology	Heron Therapeutics	PTC Therapeutics	Vanda Pharmaceuticals

Our peer group was selected using the following criteria: (i) early-stage commercial companies; (ii) companies located in geographic biotechnology hubs; (iii) newly public companies or other newly commercial organizations; (iv) companies with market capitalizations between $300 million to $3 billion with a median value roughly equivalent to two times the Company’s then-current valuation; and (iv) companies with between 100 and 750 full time equivalent employees. As of March 2019, as compared to such peer group, we were at the lowest percentile for 12-month trailing revenues, the 16th percentile for 30-day average market capitalization and the 31st percentile for headcount.

For 2019, the Compensation Committee considered this peer group to help structure a competitive executive compensation program, with particular consideration of the 75th percentile of the peer group, which it deemed necessary and appropriate to attract and retain executive talent in the market with which we compete. While the Compensation Committee does not establish compensation levels solely based on a review of competitive data, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

Components of Compensation

The primary elements of our NEOs’ compensation and the main objectives of each are:

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•	Base Salary. Base salary attracts and retains talented executives, recognizes individual roles and responsibilities and provides stable income;
•

Annual Performance-Based Incentive Compensation. Annual performance bonuses promote short-term performance objectives and reward executives for their contributions toward achieving those objectives; and

•

Equity Based Long-Term Incentive Compensation. Equity compensation, provided in the form of stock options, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain executive talent.

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also provide for severance and change in control benefits, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control. Each of these elements of compensation for 2019 is described further below.

Base Salary

Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Compensation Committee annually reviews and determines the base salaries of our executives and evaluates the base salaries of new hires at the time of hire. Dr. Horton joined the Company in January 2019, and her base salary was set at $450,000 at that time as the result of arms-length negotiations and following our Compensation Committee’s review of base salaries paid to similarly situated executives at our peer group companies. In April and May 2019, our Compensation Committee (or our Board of Directors, with respect to our CEO) approved increases of approximately 9.3-10.9% for each of Dr. Viret, Mr. Anicetti, and Dr. Vexler and an increase of approximately 13.6% for Mr. Lanfear, effective January 1, 2019. These increases were approved following consideration of comparison to peer group salary increases and individual performance and were generally intended to align the base salaries of our named executive officers with the median of similarly situated executives at our peer group companies.

The table below shows our NEOs’ 2018 and 2019 annual base salaries following such determinations.

Name	2018 Annual Base Salary	2019 Annual Base Salary
Dennis M. Lanfear	$621,775	$706,400
Jean-Frédéric Viret, Ph.D.	$412,775	$457,800
Vincent Anicetti	$420,500	$462,550
Vladimir Vexler, Ph.D.	$385,000	$420,810
Darlene P. Horton, M.D.	$—	$450,000

Annual Performance-Based Incentive Compensation

Our annual performance-based bonus program is designed to motivate our executives to meet or exceed company-wide short-term performance objectives. Our annual bonus program provides for the payment of cash bonuses based on each NEO’s target annual bonus and our overall achievement of corporate performance objectives.

The Company maintains a team-based approach to target bonuses, in which employees at the same level are eligible to receive the same target bonus as a percentage of base salary. These levels remained the same as in 2018. Thus, for 2019, our CEO’s target bonus was 100% of his base salary and our other NEOs’ target bonuses were 50% of their respective base salaries.

Under our annual bonus program, corporate goals and performance targets are reviewed and approved by the Compensation Committee, which gives its recommendations to the Board of Directors. For fiscal year 2019, following recommendation from our Compensation Committee, our Board of Directors approved 44 performance goals in the nine operational areas set forth below, each of which could be achieved at threshold, target and stretch goals of 75%, 100% or 125-150%, respectively. Given that certain of our corporate goals are related to our business strategy or are goals shared with partners, and thus are highly confidential, we do not publicly disclose them. We believe their disclosure would provide our competitors, customers and other third parties with significant insights

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regarding our confidential business strategies that could cause us substantial competitive harm. These goals were set by our Board of Directors at a level our Board of Directors and Compensation Committee determined would require substantial effort to be achieved, such that the goals would not be expected to be achieved with average or below average performance.

In January 2020, the Compensation Committee reviewed our 2019 performance under our corporate goals and the Board of Directors determined, after reviewing the recommendations from the Compensation Committee, overall corporate achievement under our annual bonus program of 122.3%. The areas of our corporate goals, their corresponding weights, and our actual achievement for 2019 are set forth in the table below.

Corporate Goal Performance Area	Weighting (%)	Actual Weighted Achievement (%)
UDENYCA® commercial goals	30.0	39.9
UDENYCA® commercial production supply	17.5	23.3
UDENYCA® on body injector	7.5	7.5
CHS-131	15.0	18.1
CHS-1420	7.5	7.8
CHS-0214	7.5	6.6
Ophthalmology franchise	5.0	6.0
Finance	5.0	6.1
Legal	5.0	7.0

Total	100.0	122.3

In light of the extraordinary efforts and accomplishments made by the management team with respect to the launch of UDENYCA® (pegfilastrim-cbqv), the over achievement of the production and release of drug substance and drug product supply, progress on developing a UDENYCA® on-body injector, progress on the development of CHS-131, CHS-1420, certain strategic decisions on CHS-0214, and the ophthalmology franchise, and exceeding the Company’s finance and legal goals, the Compensation Committee and Board determined to approve bonus payouts at 150% of target. At each NEO’s election, such bonuses were paid, net of withholding taxes, in cash or fully vested shares of the Company’s common stock issued under our 2014 Equity Incentive Award Plan with the number of shares issued calculated by dividing the earned bonus amount, less required withholding taxes, by $17.73, the per share closing trading price of our common stock on January 10, 2020.

The dollar values of the portion of our NEOs’ 2019 annual bonuses based on our corporate achievement of 122.3% are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “2019 Summary Compensation Table” below. The dollar values representing the portion of the bonus that resulted in an overall payout of 150% of target (as converted to shares of common stock, as applicable) are set forth in the column entitled “Bonus” in the “2019 Summary Compensation Table” below.

Equity-Based Long-Term Incentive Awards

Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company performance and pay. In 2019, we granted all equity-based compensation to our NEOs in the form of stock options pursuant to our 2014 Equity Incentive Award Plan, which we believe effectively align the interests of our executives with those of our stockholders because our NEOs will realize no value in their stock options in the event they fail to increase stockholder value over the term of their options. In determining the size of the annual stock option grants made to our NEOs in January 2019, our Compensation Committee considered the performance of our NEOs in 2018, the level of each NEO’s responsibilities, and the option awards that were granted in 2018.

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In January 2019, our Board of Directors made the following grants of stock options to our NEOs:

Name	Number of Shares Underlying Stock Options (#)
Dennis M. Lanfear	450,000
Jean-Frédéric Viret, Ph.D.	126,000
Vincent Anicetti	126,000
Vladimir Vexler, Ph.D.	126,000
Darlene P. Horton, M.D.	225,000

These stock option awards vest monthly over four years from the date of grant (or, in the case of Dr. Horton, as to 25% of the total number of shares on the first anniversary of the vesting start date, with the remaining shares vesting monthly over the following three years), subject to the NEO’s continued service through each applicable vesting date.

Retirement Savings, Health and Welfare Benefits

Our NEOs participate in our company-sponsored benefit programs on generally the same basis as other salaried employees, including a standard complement of health and welfare benefit plans and a 401(k) plan, which is intended to qualify under Section 401(k) of the Code. Under the 401(k) plan, employees may elect to contribute up to a maximum of 90% of his or her salary, not to exceed the contribution amount allowed by the IRS. During 2019, we made matching contributions of 50% of the first $6,000 of each participant’s contributions into our 401(k) plan.

Perquisites and Other Personal Benefits

We provide only limited perquisites and personal benefits to our NEOs, including health club membership dues, and for our CEO, concierge physician services. Such benefits are intended to attract and retain qualified talent, reward long standing service to us and to promote the physical health of our executives. We do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective or for recruitment, motivation, recognition or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Compensation Committee.

Severance and Change in Control Arrangements

We maintain an Executive Change in Control and Severance Plan that provides for severance benefits and payments upon certain involuntary terminations, including in connection with a change in control. Our Compensation Committee believes that severance and change in control protections are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such protections can serve to mitigate a potential disincentive for our NEOs when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The severance benefits provided are designed to provide our NEOs with treatment that is competitive with market practices. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2019 are set forth in “Potential Payments Upon Termination or Change in Control” below.

Other Policies and Considerations

Derivatives Trading, Hedging, and Pledging Policies. Our Insider Trading Policy provides that no officer, director, employee or consultant, or any immediate family member or any member of the household of any such person, shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. This prohibition includes any interest or position relating to put options, call options or short sales, or engaging in hedging transactions. In addition, our Insider Trading Policy provides that no employee, officer or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.

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Deductibility of Compensation. Section 162(m) of the Code disallows the deductibility of compensation expenses in excess of $1,000,000 to any current or former named executive officer. While our Board of Directors and Compensation Committee may take the deductibility of compensation into account when making compensation decisions, we believe that maintaining the discretion to provide compensation to our executive officers that is non-deductible allows us to provide compensation tailored to the needs of our Company, which is an important part of our responsibilities and benefits our stockholders.

Nonqualified Deferred Compensation. The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments. Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We do not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999.

Accounting for Share-Based Compensation. We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

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REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2020 Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Compensation Committee

Mary T. Szela

Samuel Nussbaum, M.D.

V. Bryan Lawlis, Ph.D.

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth total compensation earned by our NEOs for the fiscal years presented.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(3)	Total ($)
Dennis M. Lanfear	2019	750,737	195,673	3,547,170	863,927	4,200	5,361,707
President, Chief Executive Office and Chairman of the Board of Directors	2018 2017	702,322 656,030	22,200 —	2,595,680 1,707,760	599,578 297,502	— —	3,919,780 2,661,292
Jean-Frédéric Viret, Ph.D.	2019	493,033	63,405	993,208	279,945	—	1,829,591
Chief Financial Officer	2018 2017	428,222 410,601	7,374 —	843,596 572,100	199,019 98,757	— —	1,478,211 1,081,457
Vincent Anicetti	2019	469,370	64,063	993,208	282,850	1,350	1,810,841
Chief Operating Officer	2018	418,744	7,509	1,189,683	202,744	—	1,818,680
Vladimir Vexler, Ph.D.	2019	447,525	58,282	993,208	257,326	888	1,757,229
Chief Scientific Officer	2018	393,083	6,874	769,578	185,628	—	1,355,163
Darlene P. Horton, M.D.	2019	304,111	75,000	2,765,938	—	484,740	3,629,789
former Chief Medical and Regulatory Affairs Officer

(1)

For 2019, we achieved our corporate goals at 122.3% under our 2019 annual bonus plan. In recognition of our executives’ extraordinary efforts on certain key strategic matters, the Compensation Committee and Board approved bonus payouts based on 150% achievement of our corporate goals. Amounts in the “Non-Equity Incentive Compensation Plan” column for 2019 represent the portion of the annual bonuses awarded to our NEOs based on achievement of our corporate goals at 122.3%. Amounts in the “Bonus” column for 2019 represent the additional portion of the annual bonuses that resulted in an overall payout at 150% of target or, with respect to Dr. Horton, the sign on bonus paid in connection with her commencement of employment with us. Except for Dr. Vexler who elected to receive his bonus half in cash and half in fully vested shares of common stock, each of our NEOs elected to receive their bonuses paid in fully vested shares of common stock issued under our 2014 Equity Incentive Award Plan instead of cash, with the number of shares determined by dividing the earned bonus amount by $17.73, the closing trading price per share of our common stock on January 14, 2020, with shares equal to the aggregate tax withholding obligations withheld to cover taxes.

(2)

These amounts represent the grant date fair value of the options granted to our NEOs during 2019 and, with respect to Dr. Horton, incremental fair value of the option modified, in each case, as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value are set forth in Note 12 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(3)

Amounts reported constitute (i) for Mr. Lanfear, health club membership dues and physician concierge services we paid on his behalf, (ii) for Mr. Anicetti and Dr. Vexler, health club membership dues we paid on their behalf, and (iii) for Dr. Horton, $450,000 of cash severance, $34,163 for 12 months of COBRA premiums paid on her behalf, and $577 for health club membership dues we paid on her behalf.

(4)	Dr. Horton commenced employment with us in January 2019 and terminated employment with us in August 2019.

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2019 Grants of Plan-Based Awards

The following table summarizes information about the incentive awards and equity-based awards granted to our NEOs in 2019:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: (#) of Securities Underlying Options(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards(3)
		Threshold ($)	Target ($)	Maximum ($)
Dennis Lanfear	1/11/2019		706,400	1,059,600	450,000	12.37	3,547,170
Jean-Frédéric Viret, Ph.D.	1/11/2019		228,900	343,350	126,000	12.37	993,208
Vincent Anicetti	1/11/2019		231,275	346,913	126,000	12.37	993,208
Vladimir Vexler, Ph.D.	1/11/2019		210,405	315,608	126,000	12.37	993,208
Darlene P. Horton, M.D.	1/10/2019		225,000	337,500	225,000	12.20	1,750,433
	8/31/2019				89,062	12.20	1,015,505
(1)

The amounts shown represent the value of bonus awards under our 2019 annual bonus program. Target and maximum amounts are based on achieving all of our performance goals at 100% and 150%, respectively. For 2019, there was no minimum under our 2019 annual bonus program.  For additional detail on our annual bonus program, please see “Compensation Discussion and Analysis – Annual Performance-Based Incentive Compensation” above.

(2)

Vests monthly over four years from the date of grant, subject to continued service through the applicable vesting date, except the option grant to Dr. Horton on January 10, 2019, which vests as to 25% of the shares on January 10, 2020 and as to 1/48th per month thereafter, subject to continued service through the applicable vesting date.  The stock option granted to Dr. Horton on January 10, 2019 was modified on August 31, 2019 in connection with the termination of her employment.

(3)

These amounts represent the grant date fair value, or, with respect to the stock option held by Dr. Horton that was modified on August 31, 2019, the incremental fair value of the options granted to our NEOs during 2019 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value are set forth in Note 12 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

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Outstanding Equity Awards at 2019 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2019.

			Option Awards(1)
Name	Vesting Commencement Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Dennis Lanfear	10/12/2010		29,994	—	0.01	10/11/2020
	4/19/2011		331,054	—	0.42	7/17/2021
	7/20/2013		299,940	—	1.42	11/21/2023
	3/11/2014		899,377	—	1.67	3/10/2024
	4/1/2015		250,000	—	29.00	4/1/2025
	4/1/2015	(2)	120,000	30,000	29.00	4/1/2025
	4/1/2015		35,000	—	25.26	5/21/2025
	5/6/2016		290,150	33,739	17.17	5/11/2026
	8/1/2017		200,000	—	12.70	8/6/2027
	2/1/2018		183,333	216,667	10.05	2/1/2028
	1/11/2019		103,125	346,875	12.37	1/11/2029

Jean-Frédéric Viret, Ph.D.	9/22/2014		111,741	—	13.50	11/5/2024
	4/1/2015		100,000	—	29.00	3/31/2025
	5/6/2016		70,297	8,175	17.17	5/11/2026
	8/1/2017		67,000	—	12.70	8/6/2027
	2/1/2018		40,629	70,417	10.05	2/1/2028
	1/11/2019		28,875	97,125	12.37	1/11/2029

Vince Anicetti	5/27/2014		34,988	—	2.50	6/30/2024
	4/1/2015		50,000	—	29.00	4/1/2025
	5/6/2016		32,909	3,827	17.17	5/11/2026
	5/17/2017		16,145	8,855	23.80	5/17/2027
	8/1/2017		50,000	—	12.70	8/6/2027
	11/15/2017		13,020	11,980	9.30	11/15/2027
	2/1/2018		34,375	40,625	10.05	2/1/2028
	3/1/2018		10,937	14,063	9.80	3/1/2028
	5/1/2018		19,791	30,209	16.75	5/14/2028
	1/11/2019		28,875	97,125	12.37	1/11/2029

Vladimir Vexler, Ph.D.	1/29/2013		71,982	—	2.08	2/28/2023
	4/1/2015		25,000	—	29.00	4/1/2025
	3/1/2016		23,437	1,563	14.43	2/26/2026
	5/6/2016		22,053	2,565	17.17	5/11/2026
	4/3/2017		16,666	8,334	20.15	4/3/2027
	8/1/2017		50,000	—	12.70	8/6/2027
	11/15/2017		13,020	11,980	9.30	11/15/2027
	2/1/2018		34,375	40,625	10.05	2/1/2028
	11/16/2018		9,479	25,521	12.27	11/16/2028
	1/11/2019		28,875	97,125	12.37	1/11/2029
Darlene P. Horton, M.D.	1/10/2019	(3)	89,062	—	12.20	11/30/2020
(1)

Unless otherwise noted, each option vests and becomes exercisable as to 1/48th of the total numbers of shares subject to the option in monthly installments over four years measured from the vesting commencement date, subject to continued service through the applicable vesting date.

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(2)

This option vests and becomes exercisable as to 1/5th of the total number of shares subject to the option in yearly installments over five years measured from the vesting commencement date, subject to continued service through the applicable vesting date.

(3)	The vesting of this option was accelerated in connection with Dr. Horton’s termination of employment in August 2019.

Option Exercises and Stock Vested

The following table summarizes the stock options exercised during the year ended December 31, 2019, and the value realized upon exercise by our NEOs. Our NEOs did not hold any stock awards that vested during the year ended December 31, 2019.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)
Dennis M. Lanfear	—	—
Jean-Frédéric Viret, Ph.D.	18,954	197,367
Vincent Anicetti	15,000	248,037
Vladimir Vexler, Ph.D.	—	—
Darlene P. Horton, M.D.	—	—
(1)

The value realized equals the excess of the sale price or our closing stock price on the date of exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.

Potential Payments Upon Termination or Change in Control

In April 2017, our Compensation Committee adopted an Executive Change in Control and Severance Plan (the “Severance Plan”), in which all of our NEOs participate. The Severance Plan provides for the payment of severance and other benefits in the event of a termination of employment by the Company other than for “cause” or by the executive’s “constructive termination” (each as defined in the Severance Plan and each such termination, a “Covered Termination”).

In the event of a Covered Termination of an NEO other than during the 12-month period following a “change in control” (as defined in the Severance Plan), the Severance Plan provides for the following payments and benefits to such NEO, subject to the NEO’s delivery to the Company of a general release of all claims against the Company and its affiliates (a “Release”): (i) continued payment of the NEO’s base salary during a specified period (the “Severance Period”), which is 24 months in the case of our CEO and 12 months in the case of our other NEOs; (ii) payment or reimbursement of healthcare premiums until up to the last day of the Severance Period; and (iii) vesting of the NEO’s outstanding equity awards to the same extent such equity awards would have vested had the NEO remained employed by the Company during the Severance Period.

In the event of a Covered Termination of an NEO during the 12-month period following a change in control, the Severance Plan provides for the following payments and benefits, subject to the NEO’s delivery to the Company of a Release: (i) an amount equal to the base salary the NEO would have received during the Severance Period, payable in a cash lump sum; (ii) payment or reimbursement of healthcare premiums until up to the last day of the applicable Severance Period; and (iii) full accelerated vesting of all outstanding equity awards.

The Severance Plan also includes parachute payment “best pay” provision, under which payments and benefits will either be made to the NEO in full or as to such lesser amount as which would result in no portion of the payments and benefits being subject to an excise tax under Section 280G of the Code, whichever of the foregoing amounts is greater on an after-tax basis.

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The following table shows the payments and benefits that would be made to our NEOs under the Executive Change in Control and Severance Plan, assuming a qualifying termination or a qualifying termination following a change in control occurred on December 31, 2019.

Name	Cash Severance ($)	COBRA Premiums ($)	Equity Acceleration ($)(1)	Total Potential Payment ($)(2)
Dennis M. Lanfear
Qualifying Termination	1,412,800	73,525	2,884,753	4,371,079
Qualifying Termination in Connection with a CIC	1,412,800	73,525	3,703,412	5,189,738
Jean-Frédéric Viret, Ph.D.
Qualifying Termination	457,800	—	367,163	824,964
Qualifying Termination in Connection with a CIC	457,800	—	1,113,414	1,571,215
Vincent Anicetti
Qualifying Termination	462,550	25,797	450,834	939,181
Qualifying Termination in Connection with a CIC	462,550	25,797	1,130,263	1,618,610
Vladimir Vexler, Ph.D.
Qualifying Termination	420,810	25,797	438,629	885,236
Qualifying Termination in Connection with a CIC	420,810	25,797	1,127,953	1,574,560
(1)

Amounts shown are based on the closing trading price of our common stock of $18.00 per share on December 31, 2019 and assume that all stock options for which vesting is accelerated would be exercised immediately upon termination of employment.

(2)

Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2019. Amounts of any reduction pursuant to the parachute payment best pay provision, if any, would be calculated upon actual termination of employment.

In connection with Dr. Horton’s termination of employment on August 31, 2019, we entered into a separation agreement with Dr. Horton that provides for her annual base salary of $450,000 to be continued to be paid to her through August 31, 2020, and provides for us to pay COBRA premiums on her behalf through August 31, 2020, valued at $34,163.  In addition, the vesting of Dr. Horton’s stock option was accelerated as to that number of shares that would have vested had she remained employed with us through August 31, 2020 and the option will remain outstanding and exercisable through November 30, 2020.  The modification of Dr. Horton’s stock option had an incremental fair value of $1,015,505 as computed in accordance with ASC 718.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. For 2019, our last completed fiscal year, the total compensation of our CEO was approximately 13.8 times the median total compensation in 2019 of all of our other employees. The median of the annual total compensation of all employees of our Company (other than our CEO) was $388,857 and the annual total compensation of our CEO was $5,361,707, as included in the “Summary Compensation Table” above.

The Company chose December 31, 2019 as the date for establishing the employee population used in identifying the median employee and used 2019 as the measurement period. We identified the median employee using a consistently applied compensation measure equal to the sum of (i) the annual base salary in effect as of December 31, 2019 for all permanent employees and all base salary earned during 2019 for all temporary employees and (ii) the target bonus as of December 31, 2019 for all employees. We captured all U.S. employees as of December 31, 2019, consisting of approximately 290 individuals.

The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

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Compensation Risk Assessment

Consistent with the SEC’s disclosure requirements, we have assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2019, regarding existing compensation plans, under which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Option Awards and Restricted Stock Units (a)	Weighted- Average Exercise Price of Outstanding Option Awards	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by stockholders(1)(2)	14,255,114(4)	$13.74(5)	2,737,136(6)(7)
Equity compensation plans not approved by stockholders(3)	3,661,307(4)	$17.86(5)	230,795
Total	17,916,421	$14.20	2,967,931

(1)	Consists of the Coherus Biosciences, Inc. 2014 Equity Incentive Award Plan (the “2014 Plan”), 2014 Employee Stock Purchase Plan (the “ESPP”) and 2010 Equity Incentive Plan, as amended.
(2)

The 2014 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, in each case subject to the approval of the plan administrator on or prior to the applicable date, equal to the lesser of (A) four percent (4%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board of Directors; provided, however, that no more than 18,846,815 shares of stock may be issued upon the exercise of incentive stock options. The ESPP contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under such plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, in each case subject to the approval of the plan administrator on or prior to the applicable date, equal to the lesser of (A) one percent (1%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board of Directors; provided, however, no more than 3,520,000 shares of stock may be issued under the 2014 ESPP.

(3)

Consists of the Coherus Biosciences, Inc. 2016 Employment Commencement Incentive Plan (the “2016 Plan”). The 2016 Plan provides for the grant of non-qualified stock options, restricted stock units, restricted stock awards, performance awards, dividend equivalents, deferred stock awards, deferred stock units, stock payment and stock appreciation rights to a person not previously an employee or director of the Company, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company. The 2016 Plan does not provide for any annual increases in the number of shares available. See also Note 12 to the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for a description of the material features of the 2016 Plan.

(4)	Consists of shares of common stock underlying outstanding options.
(5)	Represents the weighted average exercise price of outstanding options. The weighted average exercise price does not take into account outstanding RSUs.
(6)

Includes 2,316,555 shares that were available for future issuance as of December 31, 2019 under the ESPP, which allows eligible employees to purchase shares of common stock with accumulated payroll deductions. Up to 1,145,000 shares may be issued with respect to the purchase period in effect as of December 31, 2019, which purchase period ends on May 15, 2020.

(7)

Includes 420,581 shares that were available for future issuance as of December 31, 2019 under the 2014 Plan, which allows management to grant equity-based awards to employees, directors or consultants.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The percentage of shares beneficially owned is computed on the basis of 70,882,994 shares of our common stock outstanding as of March 31, 2020. Shares of our common stock that a person has the right to acquire within 60 days of March 31, 2020 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors, director nominees and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Coherus BioSciences, Inc., at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065.

Name of Beneficial Owner	Number of Outstanding Shares Beneficially Owned	Number of Shares Convertible /Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Stockholders
Entities associated with Temasek Holdings (Private) Limited(1)	7,381,116	—	7,381,116	10.41%
BlackRock, Inc.(2)	5,672,219	—	5,672,219	8.00%
KKR Biosimilar L.P.(3)	3,055,055	894,774	3,949,829	5.50%
Named Executive Officers and Directors
Ali J. Satvat(4)	3,055,055	1,021,437	4,076,492	5.67%
Dennis M. Lanfear(5)	696,913	2,935,920	3,632,833	4.92%
James I. Healy, M.D., Ph.D.(6)	2,003,307	81,666	2,084,973	2.94%
Mats Wahlström(7)	200,000	306,387	506,387	*
Jean-Frédéric Viret, Ph.D.(8)	46,841	449,115	495,956	*
Vince Anicetti, Ph.D.(9)	52,996	324,035	377,031	*
Vladimir Vexler, Ph.D.(10)	56,185	334,015	390,200	*
Christos Richards(11)	63,836	141,657	205,493	*
V. Bryan Lawlis, Ph.D.(12)	—	187,907	187,907	*
Mary T. Szela(13)	—	111,663	111,663	*
Samuel Nussbaum, M.D.(14)	—	53,332	53,332	*
Darlene P. Horton, M.D.(15)	—	75,000	75,000	*
All directors and executive officers as a group (12 persons)(16)	6,175,133	6,022,134	12,197,267	15.86%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)

Based on information contained in a Schedule 13G filed by Temasek Holdings (Private) Limited and its affiliates with the SEC on February 7, 2020. Consists of 7,381,116 shares directly owned V-Sciences Investments Pte Ltd (“V-Sciences”), a wholly-owned subsidiary of Temasek Life Sciences Private Limited (“Temasek Life Sciences”). Temasek Life Sciences is in turn a wholly-owned subsidiary of Fullerton Management Pte Ltd (“FMPL”), which is in turn wholly-owned by Temasek Holdings (Private) Limited (“Temasek”). Accordingly, each of Temasek Life Sciences, FMPL and Temasek may be deemed to have beneficially owned the 7,381,116 shares owned directly by V-Sciences. The address for V-Sciences, Temasek Life Sciences, FMPL and Temasek is 60B Orchard Road, #06-18, Tower 2, The Atrium@Orchard, Singapore 238891.

(2)

Based on information contained in a Schedule 13G filed by BlackRock, Inc. with the SEC on February 5, 2020. BlackRock, Inc., and its affiliates and subsidiaries have beneficial ownership of an aggregate of 5,672,219 shares of the Company’s common stock, BlackRock, Inc. has sole power to vote 5,417,519 shares of the Company’s common stock and sole power to dispose of 5,672,219 shares of the Company’s common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)

Consists of (i) 3,055,055 outstanding shares and (ii) 894,774 shares issuable upon conversion of $20,000,000 aggregate principal amount of Coherus’s 8.2% Convertible Senior Notes due 2022 (the “Notes”) owned directly by KKR Biosimilar L.P. Holders of the Notes may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding March 31, 2022. KKR Biosimilar GP LLC is the sole general partner of KKR Biosimilar L.P. KKR Fund Holdings L.P. is the sole member of KKR Biosimilar GP LLC. The general partners of KKR Fund Holdings L.P. are KKR Fund Holdings GP Limited and KKR Group Holdings L.P. The sole shareholder of KKR Fund Holdings GP Limited is KKR Group Holdings L.P. The sole general partner of KKR Group Holdings L.P. is KKR Group Limited. The sole shareholder of KKR Group Limited is KKR & Co. L.P. The sole general partner of KKR & Co. L.P. is KKR Management LLC. The designated members of KKR Management LLC are Messrs. Kravis and Roberts. Each of KKR

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Biosimilar GP LLC, KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC, and Messrs. Kravis and Roberts disclaim beneficial ownership over all shares held by KKR Biosimilar L.P. except to the extent of their indirect pecuniary interests therein. Ali J. Satvat, who is a member of our Board of Directors, is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Mr. Satvat disclaims beneficial ownership of all shares held by KKR Biosimilar L.P. except to the extent of his indirect pecuniary interests therein. The address of the entities affiliated with Kohlberg Kravis Roberts & Co. L.P. and Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, NY 10019. The address of Messrs. Roberts and Satvat is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(4)

Consists of the shares held by KKR Biosimilar L.P. Mr. Satvat disclaims beneficial ownership of the shares held by KKR Biosimilar L.P., except to the extent of his pecuniary interest therein. Also includes 126,663 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2020.

(5)

Consists of (i) 446,684 shares of common stock held by Dennis M. Lanfear, as Trustee of the Lanfear Revocable Trust, dated January 27, 2004, as restated, (ii) 86,965 shares of common stock held by offering by Lanfear Capital Advisors, LLC, (iii) 163,264 shares of common stock held by Dennis M. Lanfear and (iv) 2,935,920 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2020 by Mr. Lanfear.

(6)

Consists of 1,933,221 shares of common stock held by Sofinnova Venture Partners VII, L.P. Dr. Healy is a managing member of Sofinnova Management VII, L.L.C., the general partner of Sofinnova Venture Partners VII, L.P., and disclaims beneficial ownership of the shares held by Sofinnova Venture Partners VII, L.P., except to the extent of his pecuniary interest therein. Also includes (i) 70,086 shares of common stock and (ii) 81,666 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2020.

(7)

Consists of (i) 200,000 shares held by Leonard Capital, LLC, (ii) 44,739 shares issuable upon the conversion of $1,000,000 aggregate principal amount of Notes held by KMG Capital Partners, LLC and (iii) 261,648 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2020 by Mr. Wahlström. Mr. Wahlström is Chief Executive Officer and Chairman of KMG Capital Partners, LLC and of Leonard Capital, LLC. Mr. Wahlström disclaims beneficial ownership of the shares held by KMG Capital Partners, LLC and Leonard Capital, LLC, except to the extent of his pecuniary interest therein.

(8)	Consists of (i) 46,841 shares of common stock and (ii) 449,115 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2020 by Dr. Viret.
(9)	Consists of (i) 52,996 shares of common stock and (ii) 324,035 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2020 by Mr. Anicetti.
(10)	Consists of (i) 56,185 shares of common stock and (ii) 334,015 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2020 by Dr. Vexler.
(11)	Consists of (i) 63,836 shares of common stock and (ii) 141,657 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2020 by Mr. Richards.
(12)	Consists of 187,907 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2020 by Dr. Lawlis.
(13)	Consists of 111,663 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2020 by Ms. Szela.
(14)	Consists of 53,332 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2020 by Dr. Nussbaum.
(15)	Consists of 75,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2020 by Dr. Horton.
(16)

Includes (i) 5,721,925 shares held by entities affiliated with certain of our directors and (ii) 6,175,133 shares beneficially owned by our executive officers and directors, which includes the 5,721,925 shares held by such entities, 453,208 shares held by certain of our executive officers and directors, 939,513 shares issuable upon the conversion of Notes held by such entities and 5,082,621 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2020.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the U.S. Securities and Exchange Commission, or SEC, initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2019, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

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ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple stockholders residing at the same address. This process enables us to reduce our printing and distribution costs, and reduce our environmental impact. Householding is available to both registered stockholders and beneficial owners of shares held in street name.

Registered Stockholders

If you are a registered stockholder and have consented to householding, then we will deliver or mail one set of our proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will continue unless you revoke it, which you may do at any time by providing notice to the Company’s Corporate Secretary by telephone at (650) 463-4693 or by mail at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of our proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

If you are a registered stockholder who has not consented to householding, then we will continue to deliver or mail copies of our proxy materials, as applicable, to each registered stockholder residing at the same address. You may elect to participate in householding and receive only one set of proxy materials for all registered stockholders residing at the same address by providing notice to the Company as described above.

Street Name Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding, or revoke their consent to participate in householding, by contacting their respective brokers.

Annual Reports

This proxy statement is accompanied by our 2019 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, or the Form 10-K. The Form 10-K includes our audited financial statements. We have filed the Form 10-K with the SEC, and it is available free of charge at the SEC’s website at www.sec.gov and on our website at www.coherus.com. In addition, upon written request to the Company’s Corporate Secretary at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065, we will mail a paper copy of our Form 10-K, including the financial statements and the financial statement schedules, to you free of charge.

Other Matters

As of the date of this proxy statement, our Board of Directors knows of no other matters that will be presented for consideration at the 2020 Annual Meeting other than the matters described in this proxy statement. If other matters are properly brought before the 2020 Annual Meeting, then proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors:

/s/ Jean-Frédéric Viret
Jean-Frédéric Viret
Chief Financial Officer

Redwood City, California

April 6, 2020

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COHERUS BIOSCIENCES, INC. 333 TWIN DOLPHIN DRIVE SUITE 600 REDWOOD CITY, CA 94065 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 21, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CHRS2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 21, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D09114-P37739 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY COHERUS BIOSCIENCES, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees:  01) Dennis M. Lanfear 02) Mats Wahlström 03) James I. Healy, M.D., Ph.D. The Board of Directors recommends you vote FOR proposals 2 and 3. Abstain For Against 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. 3. A non-binding, advisory resolution to approve the compensation of our named executive officers (a "Say-on-Pay" vote). NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D09115-P37739 COHERUS BIOSCIENCES, INC. Annual Meeting of Stockholders May 22, 2020 2:00 p.m. PDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Dennis M. Lanfear and Jean-Frédéric Viret, Ph.D., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Coherus BioSciences, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 p.m. PDT on May 22, 2020, via the Internet at www.virtualshareholdermeeting.com/CHRS2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side